American Physicians Capital, Inc. Authorizes Extension and Other Changes to 2008 Rule 10b5-1 Share Buyback Plan

EAST LANSING, MI -- 11/03/2008 -- American Physicians Capital, Inc. (NASDAQ: ACAP) today announced that the Company's Board of Directors has authorized changes to the 2008 Rule 10b5-1 Plan. The Plan was originally scheduled to expire on December 31, 2008. The Board has authorized extending the 2008 Plan into 2009 and will expire only after all of the allocated dollars in the Plan have been used.

As of October 31, 2008, the Company had approximately $17.6 million remaining under the 2008 10b5-1 Plan. The Company may also terminate the Plan at any time.

Depending on market conditions, the Company may conduct additional discretionary repurchases in the open market or in privately negotiated transactions during its normal trading windows. Any discretionary repurchases will be made under the outstanding February 2008 authorization, which has $21.4 million remaining as of today.

Corporate Description

American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest and New Mexico markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.

Contact:
Ann Storberg
Investor Relations
(517) 324-6629